Exhibit B-2(h)

SUPPLEMENTAL INSTRUCTIONS
PURSUANT TO TRUST AGREEMENT
OF RIVER FUEL TRUST #2
DATED JANUARY 27, 1989

No. 1-2005

                    These Supplemental Instructions, dated January 13, 2005 are given pursuant to the Trust Agreement, dated as of January 27, 1989, as amended (the "Trust Agreement"), among JPMorgan Chase Bank, National Association (successor-in-interest to Morgan Guaranty Trust Company of New York), as Trustor, The Bank of New York (successor to United States Trust Company of New York), as Trustee, and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), as Beneficiary, under which River Fuel Trust #2 (the "Trust") was formed.

                    WHEREAS, the Trust Agreement contemplates the delivery by the Beneficiary to, and acceptance by the Trustee of, Supplemental Instructions with respect to the execution and delivery of agreements, acceptance of assignments of agreements or rights, acquisition of properties and entering into of certain transactions by River Fuel Company #2, Inc., a Delaware corporation (the "Company"), all of the capital stock of which is owned by the Trust, in accordance with lawful requests of the Beneficiary; and

                    WHEREAS, the Beneficiary now desires to give Supplemental Instructions to the Trustee as herein set forth.

                    NOW THEREFORE, the Beneficiary hereby gives, and the Trustee by its signature hereto hereby accepts, the following Supplemental Instructions: That the Trustee use its best efforts to cause the Company (a) to issue and sell $30,000,000 aggregate principal amount of Intermediate Term Secured Notes, 4.42% Series D Due January 13, 2010 (the "Series D IT Notes") in accordance with Note Agreements (the "Note Agreements") to be entered into between the Company and The Travelers Insurance Company and Citicorp Insurance and Investment Trust, respectively (collectively, the "Purchasers"), and (b) to perform all the Company's obligations and duties and to exercise all its rights under said Note Agreements.

                    Section 1. Definitions. For the purpose of these Supplemental Instructions, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

                    Section 2. Authorization and Direction to Use Best Efforts to Cause Company to Accept and/or Execute Documents or Rights. The Trustee is hereby directed to cause the Company to:

                    (i)     execute and deliver the Note Agreements with the Purchasers, substantially in the form delivered herewith, relating to the issuance and sale of $30,000,000 aggregate principal amount of Series D IT Notes;

                    (ii)     execute and deliver to the Purchasers, upon receipt of the $30,000,000 consideration therefor, the Series D IT Notes, substantially in the form provided in the Note Agreements; and

                    (iii)     perform all other acts and execute and deliver all other documents and certificates necessary to consummate the closing under said Note Agreements.

                    Section 3. Use of Proceeds. The proceeds received upon the issuance of the Series D IT Notes shall be deposited in the Collateral Account and shall be applied toward the payment of the Series C IT Notes, the repayment of certain commercial paper notes, and the purchase of Nuclear Fuel in accordance with the directions of the Beneficiary.

                    Section 4. Confirmation of Trust. The Trustee hereby confirms by its execution hereof that the declaration of trust embodied in Section 3 of the Trust Agreement shall apply fully to all rights, estates, properties, assets, payments or proceeds received or obtained by the Company pursuant to these Supplemental Instructions, all of which constitute part of the Trust Estate.

                    Section 5. Other Provisions. Except as herein expressly provided, all of the terms and provisions of the Trust Agreement shall as nearly as may be practicable apply to all rights and obligations obtained or incurred by the Trustee or the Company pursuant to these Supplemental Instructions.

                    IN WITNESS WHEREOF, the parties hereto have executed these Supplemental Instructions as of the day and year first above written.

ENTERGY LOUISIANA, INC.

		By:	/s/ Steven C. McNeal
Steven C. McNeal Vice President and Treasurer
ACCEPTED:
THE BANK OF NEW YORK, as Trustee
By:	/s/ Louis P. Young